SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), dated November 29, 2021, is made by and between FCF Advisors LLC, a Delaware limited liability company (the “Adviser”), and Donoghue Forlines LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, TrimTabs ETF Trust (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”), and is organized as a statutory trust under the laws of the State of Delaware; and

WHEREAS, shares of the Trust are offered or may be offered in several series of shares, including the series of the Trust identified on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”); and

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Adviser and the Trust, on behalf of the Funds, have entered into an investment advisory agreement whereby the Adviser will provide investment advisory services to the Funds (the “Advisory Agreement”); and

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate certain of its duties under the Advisory Agreement to one or more sub-advisers; and

WHEREAS, the Sub-Adviser is a registered investment adviser under the Advisers Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to serve as sub-adviser for the Funds effective as of the date of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.Engagement of Sub-Adviser

The Adviser, being duly authorized, hereby engages the Sub-Adviser as the discretionary sub-adviser to invest and reinvest the assets of each Fund on the terms and conditions set forth herein.

2.Acceptance of Engagement; Standard of Performance

    The Sub-Adviser accepts its engagement as the discretionary sub-adviser for each Fund and agrees to use its best professional judgment to make investment decisions for each Fund in accordance with the provisions of this Agreement.

3.Fund Expenses

    During the term of this Agreement, the Sub-Adviser shall reimburse the Adviser for, or, at the direction of the Adviser, pay directly, all of the ordinary operating expenses of each Fund, except for (i) the following expenses, each of which are paid by the Adviser: (a) each Fund’s applicable portion of the independent trustee fees and (b) D&O/E&O insurance and fidelity bond premiums applicable to the Funds; and (ii) the following expenses, each which are paid by the Funds: (a) the Adviser’s advisory fee (other than the Adviser’s Shortfall, if any (as defined in Schedule B)), (b) payments under each Fund’s Rule 12b-1 plan, (c) brokerage expenses, (d) acquired fund fees and expenses, (e) taxes, (f) interest (including borrowing costs and dividend expenses on securities sold short), (g) litigation expenses and (h) other extraordinary expenses (including litigation to which the Trust or a Fund may be a party and indemnification of the Trustees and officers with respect thereto). A summary of projected fees and expenses that the Sub-Adviser will be responsible for under this paragraph has been provided to the Sub-Adviser by the Trust and the Adviser. The Sub-Adviser acknowledges and agrees that the Adviser may pay any of the Fund’s fees and expenses directly, and that the fee payable to the Sub-Adviser pursuant to Section 5 hereunder shall be reduced and set off by the amount of such payment and/or by the amount of the Adviser’s Shortfall.

4.Services of Sub-Adviser

A.The Sub-Adviser shall formulate and implement a continuous investment program for each Fund, determining in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for each Fund.

B.In providing management services to each Fund, the Sub-Adviser will be subject to: (i) the investment objectives, policies and restrictions of the Trust as they apply to the relevant Fund, and as set forth in the Fund’s then currently effective prospectus (“Prospectus”) and statement of additional information (“SAI”), each as filed with the Securities and Exchange Commission (the “SEC”) as part of the Trust’s Registration Statement (“Registration Statement”), including any amendments or supplements thereto, and Form 19b-4 application filed with the SEC, if applicable, as it may be periodically amended and provided to the Sub-Adviser by the Adviser; (ii) limitations imposed by the 1940 Act, the Securities Act of 1933 (the “Securities Act”), the Internal Revenue Code of 1986 (the “Code”), and any rules thereunder, as well as any other applicable laws or rules, including the rules of any exchange on which a Fund’s shares are listed; (iii) the terms and conditions of Rule 6c-11 under the 1940 Act and any other SEC rule applicable to the operation of a Fund as an ETF; (iv) the supervision and control of the Board of Trustees of the Trust (the “Board”); (v) limitations imposed by the Trust’s Trust Instrument and By-laws; (vi) instructions and supervision of the Adviser; and (vii) any other written instructions or policies that the Board or the Adviser may deliver to the Sub-Adviser from time to time and the policies and procedures adopted by the Trust pursuant to Rule 38a-1 of the 1940 Act that are applicable to the Funds that have been delivered to the Sub-Adviser (together, the “Fund Policies”). The Sub-Adviser will not, without the Trust’s prior written approval, effect any transactions that would cause a Fund at the time of the transaction to be out of compliance with any of such restrictions or policies.

C.The Sub-Adviser also will assist the Adviser and each Fund with certain operational services for the Fund including, without limitation, the following: (i) the preparation of tax returns; (ii) the preparation and submission of reports to existing shareholders; (iii) the periodic updating of the Prospectus and SAI; and (iv) the preparation of reports to be filed with the SEC and other regulatory authorities.

5.Fees for Services

    The compensation of the Sub-Adviser for its services under this Agreement will be calculated and paid by the Adviser in accordance with the attached Schedule B.

6.Transaction Procedures

    All transactions for each Fund will be consummated by payment to, or delivery by, the custodian(s) from time to time designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund. The Sub-Adviser will not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Sub-Adviser will advise the Custodian and confirm in writing to the Trust all investment orders for a Fund placed by it with brokers and dealers at the time and in the manner set forth in the Custody Agreement by and between the Trust, on behalf of the Fund, and the Custodian (as amended from time to time). The Trust will issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust will be responsible for all custodial arrangements and the payment of all custodial charges and fees and, upon giving proper instructions to the Custodian, the Sub-Adviser will have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

7.Allocation of Brokerage

    The Sub-Adviser will have authority and discretion to select brokers and dealers to execute Fund transactions initiated by the Sub-Adviser, and to select the markets on or in which the transactions will be executed.

A.    In placing orders for the sale and purchase of securities for each Fund, the Sub-Adviser’s primary responsibility will be to seek the best execution of orders at the most favorable prices. However, this responsibility will not obligate the Sub-Adviser to solicit competitive bids for each transaction or to seek the lowest available spreads or commission costs to each Fund, so long as the Sub-Adviser reasonably believes that the broker or dealer selected by it can be expected to obtain a “best execution” market price on the particular transaction and determines in good faith that the spread or commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Sub-Adviser, viewed in terms of either that particular transaction or of the Sub-Adviser’s overall responsibilities with respect to its clients, including the Fund, as to which the Sub-Adviser exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower spread or commission on the particular transaction.

B.    The Sub-Adviser may manage other portfolios and expects that the Funds and other portfolios the Sub-Adviser manages will, from time to time, purchase or sell the same securities. The Sub-Adviser may aggregate orders for the purchase or sale of securities on behalf of a Fund with orders on behalf of other portfolios the Sub-Adviser manages. Securities purchased or proceeds of securities sold through aggregated orders, as well as expenses incurred in the transaction, will be allocated to the account of each portfolio managed by the Sub-Adviser that bought or sold such securities in a manner considered by the Sub-Adviser to be equitable and consistent with the Sub-Adviser’s fiduciary obligations in respect of a Fund and to such other accounts.

C.    The Sub-Adviser will not execute any transactions for a Fund with a broker or dealer that is (i) an “affiliated person” (as defined in the 1940 Act) of the Trust, the Sub-Adviser, any sub-adviser to any other series of the Trust, or the Adviser; (ii) a principal underwriter of the Trust’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter; in each case, unless such transactions are permitted by applicable law or regulation and carried out in compliance with any applicable policies and procedures of the Trust. Upon request, the Trust will provide the Sub-Adviser with a list of brokers and dealers that are “affiliated persons” of the Trust or the Adviser, and applicable policies and procedures.

D.    Consistent with its fiduciary obligations to the Trust in respect of a Fund and the requirements of best price and execution, the Sub-Adviser may, under certain circumstances, arrange to have purchase and sale transactions effected directly between the Fund and another account managed by the Sub-Adviser, provided that such transactions are carried out in accordance with applicable law or regulation and any applicable policies and procedures of the Trust adopted on behalf of the Fund.

8.Proxies

A.    Unless the Adviser or the Trust gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser, or a third party designee acting under the authority and supervision of the Sub-Adviser, will review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets of each Fund. Unless the Adviser or the Trust gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser will, in compliance with the proxy voting procedures of a Fund then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested. The Adviser will cause the Custodian to forward promptly to the Sub-Adviser all proxies upon receipt, so as to afford the Sub-Adviser a reasonable amount of time in which to determine how to vote such proxies. The Sub-Adviser agrees to provide the Adviser in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Trust to file Form N-PX as required by Rule 30b1-4 under the 1940 Act.

B.    The Sub-Adviser is authorized to deal with reorganizations, exchange offers and other voluntary corporate actions with respect to securities held in each Fund in such manner as the Sub-Adviser deems advisable, unless the Trust or the Adviser otherwise specifically directs in writing. With the Adviser’s prior written approval, the Sub-Adviser will also have the authority to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in a Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Sub-Adviser deems appropriate to preserve or enhance the value of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Sub-Adviser deems to be in the best interest of the Fund or required by applicable law, and (iv) engage suitable agents, including legal counsel, and to pay their reasonable fees, expenses and related costs from the Fund.

9.Prohibited Conduct

    In providing the services described in this Agreement, the Sub-Adviser’s responsibility regarding investment advice hereunder is limited to the Funds, and the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to the Trust or any other investment company (or series thereof) sponsored by the Adviser or its affiliates regarding transactions for the Trust in securities or other assets. Upon request, the Trust will provide the Sub-Adviser with a list of investment companies sponsored by the Adviser, and the Sub-Adviser will be in breach of the foregoing provision only if the investment company (or series thereof) is included in such a list provided to the Sub-Adviser prior to such prohibited action or the Sub-Adviser knew or reasonably should have known that the investment company (or series thereof) was sponsored by the Adviser (including, without limitation, where the Adviser’s name is included in the name of the investment company or series thereof). In addition, the Sub-Adviser will not (i) without the prior written consent of the Trust and the Adviser, delegate any obligation assumed pursuant to this Agreement to any unaffiliated third party, and (ii) will not delegate under any circumstances its obligation hereunder to provide investment advisory services to any Fund.

10.Information and Reports

A.The Sub-Adviser will keep the Trust and the Adviser informed of developments relating to its duties as Sub-Adviser of which the Sub-Adviser has, or should have, knowledge that would materially affect a Fund or the Trust. In this regard, the Sub-Adviser will provide the Trust, the Adviser and their respective officers with periodic reports concerning the obligations the Sub-Adviser has assumed under this Agreement as the Trust and the Adviser may from time to time reasonably request. In addition, prior to each meeting of the Board, the Sub-Adviser will provide the Adviser and the Board with reports regarding the Sub-Adviser’s management of the Funds during the most recently completed quarter, which reports: (i) will include Sub-Adviser’s representation that its performance of its investment management duties hereunder is in compliance with the relevant Fund’s investment objectives and practices, the 1940 Act and applicable rules and regulations under the 1940 Act, and the diversification and minimum “good income” requirements of Subchapter M under the Code, and (ii) otherwise will be in such form as may be mutually agreed upon by the Sub-Adviser and the Adviser.

B.Each of the Adviser and the Sub-Adviser will provide the other party with a list, to the best of the Adviser’s or the Sub-Adviser’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Sub-Adviser, as the case may be, and each of the Adviser and Sub-Adviser agrees promptly to update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

C.The Sub-Adviser will also provide the Adviser and the Board with any information reasonably requested by the Adviser or the Board regarding the Sub-Adviser’s management of a Fund required for any shareholder report, Registration Statement, or Prospectus or SAI supplement to be filed by the Trust with the SEC.

D.The Adviser has furnished or will furnish to the Sub-Adviser as soon as available copies (and any amendments thereto) of the Trust’s Certificate of Trust, Trust Instrument, and By-laws; the Registration Statement, Prospectus and SAI; the Advisory Agreement; and the Fund Policies.

11.Confidentiality

    The Sub-Adviser will treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by a Fund. The Adviser will treat confidentially and as proprietary all confidential information furnished by the Sub-Adviser and will not use or disclose such confidential information without the prior written notification to, and written consent of, the Sub-Adviser. Notwithstanding the foregoing, either party may disclose such confidential information to the extent the following is applicable: (i) to a service provider to the Trust or a Fund (not including any other sub-adviser) that has a need to know such information in order to perform its duties to the Trust or the Fund and that has agreed to keep such information confidential, (ii) to comply with applicable laws or regulations, including providing required regulatory disclosures (ii) in order to provide reports to the shareholders or such shareholder’s affiliates, auditors or advisors subject to confidentiality obligations, or (ii) as expressly required or requested by applicable federal, state or other governmental regulatory authorities or any self-regulatory organizations.

12.Representations, Warranties and Agreements

A.The Sub-Adviser represents, warrants and agrees that:

1.It is a limited liability company duly established and validly existing under the laws of the State of Delaware and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business.

2.It is registered with the SEC as an “investment adviser” under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

3.It will maintain, keep current and preserve such records on behalf of the Trust, in the manner required or permitted by the 1940 Act and the rules thereunder as are required of an investment adviser of a registered investment company (to the extent applicable). The Sub-Adviser agrees that such records are the property of the Trust and will be surrendered to the Trust or to the Adviser as agent of the Trust promptly upon request of either.

4.It will maintain a written code of ethics (the “Code of Ethics”) complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-l under the 1940 Act and will provide the Trust and the Adviser with a copy of the Code of Ethics and evidence of its adoption. It will institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Sub-Adviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Trust. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Sub-Adviser will certify to the Trust and to the Adviser that the Sub-Adviser has complied with the requirements of Rules 204A-1 and 17j-l during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-1(b), or that any persons covered under its Code of Ethics has divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if such a violation has occurred, that appropriate action was taken in response to such violation. Annually, the Sub-Adviser will furnish to the Trust and the Adviser a written report which complies with the requirements of Rule 17j-1 concerning the Code of Ethics. The Sub-Adviser will permit the Trust and the Adviser to examine the reports required to be made by the Sub-Adviser under Rules 204A-1(b) and 17j-l(d)(1) and this subparagraph.

5.It has adopted and implemented, and throughout the term of this Agreement will maintain in effect and implement, written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the 1940 Act that relate to the services provided by the Sub-Adviser to any Fund. Throughout the term of this Agreement, the Sub-Adviser will provide to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of regulatory examinations of the Sub-Adviser or any Sub-Adviser Affiliate and general descriptions of the results of such examinations and of a summary report on the annual assessment of the Compliance Policies sufficient to allow the Fund to comply with Rule 38a-1 under the 1940 Act testing of the Compliance Policies, and (c) notification of any material compliance matter that relates to the services provided by the Sub-Adviser to the Fund including but not limited to any material violation of the Compliance Policies or of the Code of Ethics. Throughout the term of this Agreement, the Sub-Adviser shall provide the Adviser with any certifications in such form as the Adviser provides from time to time, and any information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable any Fund to comply with Rule 38a1 under the 1940 Act.

6.It will promptly notify the Adviser in writing of the occurrence of any of the following events:

i.the Sub-Adviser ceases to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

ii.the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise;

iii.the occurrence of any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, or actions, suits or proceedings involving the affairs of any Fund, the Sub-Adviser or any of the Sub-Adviser’s affiliates that provide investment advisory services or act as general partner or managing member of an investment fund (each a “Sub-Adviser Affiliate”) and which are expected to materially impact the Sub-Advisers ability to manage the Fund;

iv.any change in control or management of Sub-Adviser or any of Sub-Adviser Affiliate; and

v.any changes in the key personnel who are the portfolio managers responsible for the management of any Fund as soon after as is practical after such change.

7.It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

8.It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement.

9.It has full power and authority to enter into this Agreement, and this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

B.    The Adviser represents, warrants and agrees that:
1.    The Trust is a statutory trust established pursuant to the laws of State of Delaware.
2.    The Trust is duly registered with the SEC as an investment company under the 1940 Act.
3.    It is a limited liability company duly established and validly existing under the laws of the State of Delaware and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business.
4.    It is registered with the SEC as an “investment adviser” under the Advisers Act.
5.    It has full power and authority to enter into this Agreement, and this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
13.Limitation of Liability

A.The Sub-Adviser (including its directors, officers and employees) will not be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Adviser, any Fund or the Trust in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials unless such statement was made in reliance on information furnished to the Adviser or the Trust by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein. Any person, even though also an officer, director, employee, or agent of the Sub-Adviser, who may be or become an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to any Fund or the Trust or acting with respect to any business of such Fund or the Trust, to be rendering such service to or acting solely for any Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of Sub-Adviser even though paid by it.

B.The Adviser (including its directors, officers and employees) will not be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Sub-Adviser in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials unless such statement was made in reliance on information furnished to the Sub-Adviser or the Trust by the Adviser or any director, officer, agent or employee of the Adviser for use therein. Any person, even though also an officer, director, employee, or agent of the Adviser, who may be or become an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to any Fund or the Trust or acting with respect to any business of such Fund or the Trust, to be rendering such service to or acting solely for any Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of Adviser even though paid by it.

C.Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

D.Neither party to this Agreement shall be liable to the other party for any special, consequential or indirect damages under any provision of this Agreement.

14.Indemnification

A.    The Sub-Adviser will indemnify and hold harmless the Adviser, the Trust and the Funds from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) arising from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Section will be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser or the Trust (as applicable), is caused by or is otherwise directly related to (i) any breach by the Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or any Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Sub-Adviser, or the omission of such information, by the Adviser or Trust for use therein.

B.    The Adviser will indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) arising from the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Adviser’s obligation under this Section will be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to (i) any breach by the Sub-Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or any Fund or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust, or the omission of such information, by the Sub-Adviser for use therein.

15.Effective Date; Term

A.This Agreement will become effective on the date set forth on the first page of this Agreement (the “Effective Date”) and will initially continue in effect until the date that is two years from the Effective Date, provided that, with respect to any Fund, this Agreement shall not take effect unless it has first been approved by (i) a vote of a majority of the Trustees of the Trust who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) (the “Independent Trustees”) of any party to this Agreement, cast in accordance with the 1940 Act and the rules thereunder, as interpreted by the SEC or its staff from time to time; and (ii) a vote of a majority of that Fund’s outstanding voting securities (as defined in the 1940 Act), if required by the 1940 Act or other applicable law.

B.The Agreement will continue from year to year thereafter provided that, with respect to any Fund, such continuance is specifically approved at least annually by either (i) the Board or (ii) a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that, in either event, the continuance is also approved by a majority of the Independent Trustees by vote cast in accordance with the 1940 Act and the rules thereunder, as interpreted by the SEC or its staff from time to time.

16.Termination

A.This Agreement may be terminated at any time without payment of any penalty with respect to any Fund (i) by the Board, or by a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), upon 60 days’ prior written notice to the Adviser and the Sub-Adviser, (ii) by the Sub-Adviser upon 60 days’ prior written notice to the Adviser, or (iii) by the Adviser upon 60 days’ written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by the Adviser or the Board immediately upon the material breach by the Sub-Adviser of this Agreement or by the Sub-Adviser immediately upon the material breach by the Adviser of this Agreement.

B.This Agreement will terminate automatically and immediately upon termination of the Advisory Agreement.

C.This Agreement will terminate automatically and immediately in the event of its “assignment”, as such term is defined in and interpreted under the 1940 Act and the rules promulgated thereunder.

D.In the event that there is a proposed reorganization or change in control of the Sub-Adviser that, in Trust counsel’s judgment, would act to terminate this Agreement, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of printing and mailing) associated with the preparation of a proxy statement or information statement, as may be needed, related to the continuation or replacement of this Agreement with Sub-Adviser.

E.Provisions of this Agreement relating to indemnification will survive any termination of this Agreement.

17.Entire Agreement; Amendment

A.This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements pertaining to the subject matter of this Agreement.

B.This Agreement may be amended by mutual written consent of the parties, provided that, if the terms of this Agreement have been changed, to the extent required by applicable law, any amendment shall not be effective until it is approved by: (a) the Board or by a vote of a majority of the outstanding voting securities of the relevant Fund (as required by the 1940 Act), and (b) the vote of a majority of the Independent Trustees cast in accordance with the 1940 Act and the rules thereunder, as interpreted by the SEC or its staff from time to time.

C.No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.

18.Applicable Law

    To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement will be administered, construed and enforced according to the laws of the State of Delaware.

19.Severability

    If any term or condition of this Agreement will be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement will not be affected thereby, and each and every term and condition of this Agreement will be valid and enforced to the fullest extent permitted by law.

20.Notices

    Notices and communications required or permitted hereby shall be in writing and shall be deemed to have been given if delivered by personal delivery; postage prepaid registered or certified United States first class mail, return receipt requested; or electronic mail, facsimile or similar means of same day delivery (with a confirming copy by mail) to the following:

If to the Sub-Adviser:
Donoghue Forlines LLC
One International Place, Suite 310

Boston, MA 02110
Phone:    (800) 6424276 ext. 3737
Fax:    (774) 290-0006
Attn:    Jeffrey R. Thompson
Email:    jthompson@donoghue.com

If to the Adviser or the Trust:
FCF Advisors LLC
1345 Avenue of the Americas
Floor 2, New York, NY 10105
Phone:    (212) 217-2470
Attn:    Robert J. Shea and Derin Cohen
Email:    bob.shea@fcf-advisors.com
    derin.cohen@fcf-advisors.com

All notices and other communications shall be effective upon delivery.

21.Use of Name in Marketing Materials
During the term of this Agreement, the Adviser or its affiliates shall have permission to use the Sub-Adviser’s name in the marketing of any Fund, and agrees to furnish to the Sub-Adviser all Prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of any Fund or the public, which refer to the Sub-Adviser in any way. The Sub-Adviser shall provide prior written notice to the Adviser and the Trust of any proposed change in the Sub-Adviser’s name. During the term of this Agreement, the Sub-Adviser may not use the name of any Fund, the Trust, the Adviser or any of their affiliates in any marketing or advertising material unless otherwise expressly authorized in advance and in writing by the Adviser. Notwithstanding the foregoing, each party may use the name of the other, to the extent necessary to comply with any reporting or other obligation under law, regulation or court order. Upon termination of this Agreement, each party shall forthwith cease to use all references of the other party, except as may be required by law, regulation or court order.
22.Relationship of Parties
The Adviser and Sub-Adviser are not partners or joint venturers with each other and nothing in this Agreement will be construed so as to make them partners or joint venturers or impose any liability as such on either of them. The Sub-Adviser will perform its duties under this Agreement as an independent contractor and not as an agent of the Trust, the Funds, the Board or the Adviser.
23.Third-Party Beneficiaries
The sole parties to this Agreement are the Adviser and the Sub-Adviser, and the Adviser and the Trust are the sole beneficiaries of the Sub-Adviser’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any other third party, including without limitation a record owner or beneficial owner of the Trust’s shares that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement.
24.Headings; References

Headings to Sections herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, any reference to a Section herein shall be deemed to be a reference to a Section of this Agreement.

25.Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other similar electronic transmission (such as e-mail) shall be effective as delivery of a manually executed counterpart hereof.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

FCF Advisors LLC    Donoghue Forlines LLC

Robert J. Shea    Jeffrey R. Thompson
Chief Executive Officer    Chief Executive Officer

SCHEDULE A
    FUNDS

Donoghue Forlines Yield Enhanced Real Asset ETF

SCHEDULE B

    SUB-ADVISORY FEE

For services provided to any Fund, the Adviser will pay to the Sub-Adviser a fee, payable monthly in arrears, equal to an annualized rate of 0.62% of the Fund’s average daily net assets (the “Sub-Adviser Fee”); provided, however, that the Adviser shall be entitled to retain a payment equal to an annualized rate of 0.07% of the Fund’s average daily net assets, during the prior calendar month, payable (if applicable) at the end of each calendar year or the termination of this Agreement (the minimum fee shall be prorated for partial calendar years) (the “Adviser’s Retention”). To the extent that the Adviser’s Retention for any calendar month is less than the net advisory fee actually retained by the Adviser for such period after payment by the Adviser of any of the Fund’s expenses for such period and the Sub-Adviser Fee as set forth in this Agreement (such difference, the “Adviser’s Shortfall”), then the Sub-Adviser will waive its fee and/or reimburse the Adviser in an aggregate amount equal to the Adviser’s Shortfall.